ADVISORONE FUNDS

RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, AdvisorOne Funds (the "Trust") is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific series of the Trust in Appendix B, as may be amended.

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act and this Multi-Class Plan shall replace any existing multi-class plan of the Trust; and

WHEREAS, at a meeting held on July 25, 2013, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of Class C Shares of each Fund issuing such Shares; (b) in the best interest of the holders of Class N Shares of each Fund issuing such Shares; (c) in the best interest of the holders of Class I Shares of each Fund issuing such Shares; (d) in the best interest of the holders of Investor Class Shares of each Fund issuing such Shares; (e) in the best interest of the holders of Premium Class Shares of each Fund issuing such Shares; (f) in the best interest of the holders of Financial Class Shares of each Fund issuing such Shares; (g) in the best interest of the holders of Institutional Class Shares of each Fund issuing such Shares and (h) in the best interests of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of July 25, 2013.

ADVISORONE FUNDS

By:    /s/ Ryan Beach

Ryan Beach

President

 APPENDIX A

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  FUNDS AND CLASSES AS OF July 25, 2013

FUND	CLASS
Amerigo Fund	C N
Clermont Fund	N
Select Allocation Fund	N
Descartes Fund	N
Liahona Fund	N
Select Appreciation Fund	N
Enhanced Income Fund	N
Flexible Income Fund	N
Shelter Fund	N
Milestone Treasury Obligations Fund	Premium Financial Institutional Investor
Horizon Active Asset Allocation Fund	N
Horizon Active Income Fund	N I

2.  ALLOCATION OF CLASS EXPENSES

Class C, Class N, Class I, Investor Class, Premium Class, Financial Class, and Institutional Class Shares of a Fund, if applicable, represent an interest in the same portfolio of securities of the Trust. Each Class of Shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)

expenses related to the distribution of a Class of Shares or to the services provided to shareholders of a Class of Shares shall be borne solely by such Class;

(b)

each Class will bear different “Class Expenses” (as defined below);

(c)

each Class will have exclusive voting rights with respect to matters that exclusively affect such Class and separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

(d)

each Class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the Shares of a particular Class ("Class Expenses") will be borne solely by the Class to which they are attributable:

(1)

asset-based distribution, account maintenance and shareholder service fees, and

(2)

extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular Class.

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a Class-specific basis.

3.  ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to Section 2 above, shall be allocated to each Class of a Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

4.  EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5.  AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each Class individually and the Trust as a whole.

APPENDIX B:

 ADVISORONE FUNDS

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class C Shares of the Amerigo Fund are offered at their net asset value per share, with a contingent deferred sales charge of 1% on shares that are sold within eighteen months of their purchase. In some circumstances, this sales charge may be waived for certain investors. There will be no contingent deferred sales charge on shares acquired through reinvestment of dividends. The contingent deferred sales charge will be based on the original purchase cost or the current market value of the Shares being sold, whichever is less.

Class C Shares of the Amerigo Fund also are subject to a distribution fee and a shareholder service fee (as provided for by the Distribution Plan of the Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Distribution Plan”)) of 0.75% and 0.25% respectively, of the average daily net assets of the Fund. The minimum initial investment for Class C Shares is $2,500.

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or shareholder service fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. ("FINRA"), as amended from time to time, and any other rules or regulations promulgated by FINRA or the SEC applicable to mutual fund distribution and service fees.

Class N Shares of the Amerigo Fund, Clermont Fund, Select Allocation Fund, Descartes Fund, Liahona Fund, Select Appreciation Fund, Enhanced Income Fund, Flexible Income Fund, and Shelter Fund are offered at their net asset value per share without any initial or contingent deferred sales charge and are not subject to any asset-based distribution or shareholder service fee. Class N Shares of the Horizon Active Asset Allocation Fund and Horizon Active Income Fund are subject to a maximum annual shareholder service fee equal to 0.25% of the average daily net assets of the Fund.  The minimum initial investment for Class N Shares is $2,500.

Class I shares of the Horizon Active Income Fund are offered at their net asset value per share without any initial or contingent deferred sales charge and are not subject to any asset-based distribution or shareholder service fee. The minimum initial investment for Class I Shares is $2,500.

Premium Class Shares of the Milestone Treasury Obligations Fund are offered at their net asset value and are subject to a maximum annual shareholder service fee and 12b-1 fee (as provided for by the Distribution Plan) equal to 0.25% and 0.25% respectively, of the average daily net assets of the Fund.  The investment minimum for Premium Class Shares is $100,000.

Financial Class Shares of the Milestone Treasury Obligations Fund are offered at their net asset value without any initial or contingent deferred sales charge and are not subject to any asset-based distribution fee. Financial Class Shares are subject to a maximum annual shareholder service fee equal to 0.05% of the average daily net assets of the Fund.  The minimum initial investment for Financial Class Shares is $20 million.

Institutional Class Shares of the Milestone Treasury Obligations Fund are offered at their net asset value without any initial or contingent deferred sales charge and are not subject to any asset-based distribution fee.  Institutional Class Shares are subject to a maximum annual shareholder service fee equal to 0.10% of the average daily net assets of the Fund.  The minimum initial investment for Institutional Class Shares is $10 million, except that this minimum initial investment is waived where Institutional Class Shares are acquired with the proceeds of the sale of Shares of a different Fund.

Investor Class Shares of the Milestone Treasury Obligations Fund are offered at their net asset value without any initial or contingent deferred sales charge and are not subject to any asset-based distribution fee.  Investor Class Shares are subject to a maximum annual shareholder service fee equal to 0.25% of the average daily net assets of the Fund.  The minimum initial investment for Investor Class Shares is $1 million.

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and account maintenance or shareholder service fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of FINRA, as amended from time to time, and any other rules or regulations promulgated by FINRA or the SEC applicable to mutual fund distribution and service fees.

2.  EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for Shares of another Fund of the same Class at their respective net asset values, provided the Fund minimums are met.  Additionally, Shares of any class of the Milestone Treasury Obligations Fund may be exchanged without payment of any exchange fee for Class N Shares of any Fund, while Shares of any Fund outside the Milestone Treasury Obligations Fund may be exchanged for Institutional Class Shares of the Milestone Treasury Obligations Fund, regardless of Fund minimums, without payment of any exchange fee.  With respect to any new account established by exchange, the exchanged Shares must have a minimum value of $2,500.

Systematic Exchange Program

The Systematic Exchange Program permits regular, systematic exchanges from one Fund into an Institutional Class Shares of the Milestone Treasury Obligations Fund account.  By setting up the program, the Fund and its agents are authorized to redeem a set dollar amount or number of shares from the first account and purchase Institutional Class Shares of the Milestone Treasury Obligations Fund.

Participants in the Systematic Exchange Program must have an initial account balance of $10,000 in the first account.